Exhibit 99.1

	CONTACTS:	State National Companies, Inc.
FOR IMMEDIATE RELEASE		David Hale, COO & CFO
817-265-2000

Dennard • Lascar Associates
Rick Black
713-529-6600

State National Companies Reports

Fourth Quarter and Full Year 2014 Earnings

BEDFORD, TX — March 19, 2015 — State National Companies, Inc. (NASDAQ: SNC) today reported its financial results for the fourth quarter and full year ended December 31, 2014.

Total revenues in the fourth quarter of 2014 were $43.0 million, up 15.3 percent from $37.3 million in the fourth quarter of 2013. Adjusted net income, a non-GAAP measure, was $7.9 million, or $0.18 per diluted share, in the fourth quarter of 2014, compared to adjusted net income of $8.3 million, or $0.24 per diluted share, for the same period in 2013.  Reported net income was $6.8 million, or $0.15 per diluted share, in the fourth quarter of 2014. See below for a reconciliation of non-GAAP financial measures.

Total revenues for 2014 were $154.5 million, up 20.2 percent from $128.5 million in 2013, primarily due to increases in premiums earned and ceding fees.  Adjusted net income was $28.7 million, or $0.73 per diluted share in 2014, compared to adjusted net income of $22.1 million or $0.65 per diluted share in 2013.  Reported net income was $11.0 million in 2014, compared to $22.7 million in 2013.

Commenting on the year, State National’s Chairman, President and Chief Executive Officer Terry Ledbetter, stated, “We are pleased with our 2014 results, which reflect significant operational and corporate accomplishments.  State National achieved gross written premiums of over $1.0 billion for the first time in our Company’s 40-year history and reached record totals for premiums earned, ceding fees and adjusted net income.  Adjusted net income increased 29.9% over 2013 with a 14.9% adjusted return on equity, which was very positive considering the 65.7% increase in equity over the prior year. We continue to grow by distinguishing ourselves as a trusted provider of customized insurance solutions, and by delivering superior service to our clients through quality programs in both our Program and Lender Services segments.

“State National simplifies insurance so that our clients can protect more assets, businesses and people.  By making insurance products easily accessible to our customers, we ensure processes are efficient and barriers are minimized,” added Ledbetter. “In October 2014 we completed the resale registration with the SEC of our common stock sold in the private placement and in November 2014, our shares began trading on the NASDAQ Global Select Market. Overall, State National’s operating segments, competitive position and foundation for profitable growth are all stronger today than ever before.”

Financial Highlights

2014 Fourth Quarter

•                  Gross written premiums were $250.9 million, down 4.7 percent from $263.4  million in the fourth quarter 2013

•                  Premiums earned were $27.1 million, up 13.4 percent from $23.9 million in the fourth quarter 2013

•      Ceding fees were $12.7 million, up 22.1 percent from $10.4 million in the fourth quarter 2013

•                  Adjusted net income was $7.9 million, down 4.8 percent from $8.3 million in fourth quarter 2013

•                  Adjusted diluted EPS of $0.18 compared to $0.24 in fourth quarter 2013

2014 Full Year

•                  Gross written premiums were just over $1.0 billion, up 27.7 percent from $810.0 million in 2013

•                  Premiums earned were $96.7 million, up 14.6 percent from $84.4 million in 2013

•                  Ceding fees were $45.7 million, up 38.9 percent from $32.9 million in 2013

•                  Adjusted net income was $28.7 million, up 29.9 percent from $22.1 million in 2013

•                  Adjusted diluted EPS of $0.73 compared to $0.65 in 2013

•                  Adjusted return on equity was 14.9 percent

•                  Shareholders’ equity was $240.9 million as of December 31, 2014, compared to $145.4 million as of December 31, 2013

Program Services Segment

Total revenues from the Program Services segment in the fourth quarter of 2014 were $12.7 million, an increase of $2.3 million, or 22.1 percent, from the fourth quarter of 2013.  The increase in revenues was driven by a 22.1 percent increase in ceding fees to $12.7 million in the fourth quarter of 2014 from $10.4 million in the fourth quarter of 2013.  The higher ceding fees were primarily the result of an increase in gross earned premiums related to the year over year increases from two significant programs.

Total revenues from the Program Services segment for the full year 2014 were $45.7 million, an increase of $13.3 million, or 41.0 percent, from 2013.  This increase was primarily driven by a 38.9 percent increase in ceding fees to $45.7 million in 2014 from $32.9 million in 2013.  The growth in ceding fees for two significant programs that contributed to the fourth quarter performance also drove the annual revenue increase. One of these programs experienced growth in gross written premium in 2014 while the other was added in mid-2013 and generated a full year of earned premiums in 2014.

Lender Services Segment

Total revenues from the Lender Services segment in the fourth quarter of 2014 were $27.7 million, an increase of $3.0 million, or 12.1 percent, from the fourth quarter of 2013.  Premiums earned increased by $3.2 million, or 13.4 percent, to $27.1 million in the fourth quarter of 2014 from $23.9 million in the fourth quarter of 2013. Increases in Lender Services premiums were primarily driven by rising automobile sales, higher average automobile loan balances and increasing credit availability.  In addition, the amendment to the CUNA Mutual alliance agreement resulted in additional net premiums earned due to the increase in our retention of this business.

Total revenues from the Lender Services segment for the full year 2014 were $99.5 million, an increase of $11.5 million, or 13.1 percent, from 2013, and premiums earned increased by $11.8 million, or 13.9 percent, to $96.7 million in 2014 from $84.9 million in 2013, primarily due to the same factors affecting the fourth quarter.

Losses and loss adjustment expenses (LAE) were $11.7 million in the fourth quarter of 2014 compared to $8.6 million in the same period last year, primarily a result of an increased loss ratio, increased retention for the business subject to the CUNA Mutual alliance and higher earned premium. The net loss ratio rose to 43.3 percent in the fourth quarter of 2014 from 35.9 percent in the fourth quarter of 2013, due to an increase in claim volume and severity.

Losses and LAE were $40.6 million for 2014 compared to $31.6 million for 2013, again related to an increased loss ratio and higher earned premiums.  A strengthening economy, an aging automobile fleet, and easier access to credit have contributed to an increase in vehicle sales, resulting in higher loan balances upon which the Company pays claims.  The net loss ratio increased to 42.0 percent for 2014 from 37.3 percent for 2013, which was also driven by an increase in claim volume and severity that impacted the fourth quarter performance.

General and Administrative Expenses

General and administrative expenses in the fourth quarter of 2014 increased by $3.3 million, or 24.8 percent, to $16.6 million from $13.3 million in the fourth quarter of 2013, primarily due to an increase in direct personnel costs, including stock-based compensation expense incurred in 2014.  The Company did not have stock-based compensation expense in 2013.

General and administrative expenses for 2014 increased by $5.5 million, or 10.3 percent, to $58.9 million from $53.4 million in 2013, primarily due to the same factors affecting the fourth quarter.

Non-GAAP Reconciliation

This press release includes certain financial measures that have been adjusted for items impacting comparability.  The accompanying information provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Adjusted net income is considered a non-GAAP financial measure because it reflects the following adjustments to net income, which is the most directly comparable measure calculated in accordance with GAAP: the pro forma provision for income taxes as if the Company had been treated as a C Corporation for each period presented, and the exclusion (net of tax benefit) of the increase in the Company’s deferred tax asset as a result of the conversion to C Corporation status, the amount of founder special compensation and the non-recurring offering-related expenses and contract modification expense related to the amendment to our alliance agreement with CUNA Mutual.  Management believes this measure is helpful to investors because it provides comparability in evaluating core financial performance between periods.

STATE NATIONAL COMPANIES, INC.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share data)

Adjusted Net Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted net income	$7,887	$8,337	$28,683	$22,084
Reconciliation of adjusted net income:
Net income	$6,847	$13,926	$11,013	$22,711
Plus (less): Provision for income taxes to reflect change to C corporation status (4)	(103)	(5,589)	4,090	(6,938)
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	(201)	—	14,279	—
Plus: Founder special compensation (1) (6)	230	—	11,203	6,311
Plus: Offering-related expenses (2) (6)	483	—	5,524	—
Plus: Contract modification expense (3) (6)	229	—	11,132	—
Adjusted net income	$7,887	$8,337	$28,683	$22,084

Adjusted Earnings Per Share

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted diluted earnings per share	$0.18	$0.24	$0.73	$0.65
Reconciliation of adjusted diluted earnings per share:
Net income	$0.15	$0.41	$0.28	$0.66
Plus (less): Provision for income taxes to reflect change to C corporation status (4)	—	(0.17)	0.11	(0.19)
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	—	—	0.36	—
Plus: Founder special compensation (1) (6)	0.01	—	0.28	0.18
Plus: Offering-related expenses (2) (6)	0.01	—	0.14	—
Plus: Contract modification expense (3) (6)	0.01	—	0.28	—
Adjusted diluted earnings per share	$0.18	$0.24	$0.73	$0.65

Adjusted Return on Equity

For the year ended
December 31,
2014
Adjusted return on equity	14.9%
Reconciliation of adjusted return on equity:
Net income	5.7%
Plus: Provision for income taxes to reflect change to C corporation status (4)	2.1%
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	7.4%
Plus: Founder special compensation (1) (6)	5.8%
Plus: Offering-related expenses (2) (6)	2.9%
Plus: Contract modification expense (3) (6)	5.8%
Adjusted return on equity	14.9%

(1)         During the periods presented, we made special compensation payments to our co-founders and principal executive officers, Lonnie Ledbetter and Terry Ledbetter in recognition of their service to our Company.  We refer to these as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

(2)         Offering-related expenses are non-recurring expenses related to the Company’s private placement of common stock.

(3)         In connection with the 2014 amendment to the alliance agreement with CUNA Mutual, we paid CUNA Mutual $17.8 million.  As a result, we recorded non-recurring contract modification expense of $17.8 million.

(4)         Upon the completion of the private placement, our parent company’s status as a Subchapter S corporation terminated and our consolidated income became fully subject to U.S. federal income taxes.  This adjustment represents estimated income taxes as if the Company had been treated as a C Corporation for each period presented. The estimated tax was calculated assuming the Company’s blended statutory federal and state income tax rates of 37.5% for the year ended December 31, 2014 and 38.1% for the year ended December 31, 2013, respectively.

(5)         As a result of the Company’s conversion to a C Corporation, the deferred tax asset increased by approximately $14.3 million primarily due to the effects of eliminating deferred tax balances on the insurance subsidiaries related to intercompany transactions. This excludes the tax effect related to contract modification expense of $6.7 million.

(6)         Founder special compensation, offering-related expenses, and contract modification expense are shown net of the estimated tax benefit for each period presented.  The estimated tax was calculated assuming the Company’s blended statutory federal and state income tax rates of 37.5% and 38.1% for the periods ended December 31, 2014 and 2013, respectively.

Balance Sheet

State National’s balance sheet reflects low financial leverage with $44.5 million of subordinated debentures.  The subordinated debentures have limited covenant requirements and are interest-only until the mid-2030s. The Company had only $6.7 million of goodwill or other intangibles at December 31, 2014.

State National’s investment portfolio is primarily comprised of fixed income securities, the majority of which have investment grade ratings with short duration of approximately four years and are laddered to allow for new funds to reinvest annually as rates change.  Most of the Company’s reserves are ceded to reinsurers.

2015 Outlook

In 2014, our Lender Services segment had the highest level of new sales in our Company’s history.  We expect that momentum to carry into 2015 because of our strong sales and marketing efforts coupled with the ongoing success of our relationship with CUNA Mutual. The trend of rising automobile sales, higher average automobile loan balances and increasing credit availability should also contribute to growth in 2015. Based on these factors we expect net earned premiums in 2015 to be in the range of $120 to $130 million, up from $96.7 million in 2014, with an expected combined ratio of 85 to 90 percent.

In Program Services, increased capital in the property and casualty insurance market, including the increased role of alternative capital markets in reinsurance, and the growth of offshore reinsurance markets generally should drive demand for our services, as many of these firms do not have direct access to the U.S. market. We also anticipate downgrades of certain insurance companies to create increased demand for our issuing carrier capacities. We have a robust pipeline that is partially a result of new dedicated staff that was added in the summer of 2014, calling directly on general agents. In 2015, we expect fees for Program Services to be in the range of $55 to $60 million. Included in this projection is our expectation of approximately $21 to $25 million in fees from Meadowbrook and Nephila, each of which individually contribute $10 to $13 million in fees.

Conference Call

State National will host a conference tomorrow morning, March 20, 2015 at 9:00 a.m. Central Time to discuss further its fourth quarter and full year 2014 results. To access the call live, dial (716) 247-5810 and use the passcode 82008889# at least 10 minutes prior to the start time. Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/. For those who cannot listen to the live call, a telephonic replay will be available through March 27, 2015 and may be accessed by calling (404) 537-3406 and using pass code 82008889 #. Also, an archive of the webcast will be available after the call for a period of 90 days on the “Investors” section of the Company’s website at http://www.statenational.com/.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States. In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for a ceding fee. In its Lender Services segment, the company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies. To learn more, please visit www.statenational.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “anticipate,” “would,” “will,” “may,” “plan,” “goal,” “target,” “could,” “continue,” “intend” or other words that convey the uncertainty of future events or outcomes. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Examples of forward-looking statements include the plans and objectives of management for future operations, including those relating to future growth of our business, and are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control. There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of lender-placed automobile insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing  or other competitive environments.

Forward-looking statements involve inherent risks and uncertainties and State National Companies cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward- looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of State National Companies. These factors and other risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission.   The forward-

looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands, except for share and per share information)

	December 31,	December 31,
	2014	2013
Assets
Investments:
Fixed-maturity securities — available-for-sale, at fair value (amortized cost - $305,019, $178,901, respectively)	$309,911	$180,954
Equity securities — available-for-sale, at fair value (cost — $1,419, $1,340, respectively)	2,642	2,301
Total investments	312,553	183,255

Cash and cash equivalents	38,348	69,431
Restricted cash and investments	6,597	6,800
Accounts receivable from agents, net	18,528	17,306
Reinsurance recoverable on paid losses	1,200	880
Deferred acquisition costs	1,036	1,095
Reinsurance recoverables	1,656,534	1,372,225
Property and equipment, net (includes land held for sale —$1,034, $1,034, respectively)	18,397	19,265
Interest receivable	1,795	1,333
Income taxes receivable	—	1,451
Deferred income taxes, net	23,864	3,728
Goodwill and intangible assets, net	6,683	7,906
Other assets	6,229	6,276
Total assets	$2,091,764	$1,690,951

Liabilities
Unpaid losses and loss adjustment expenses	$1,209,905	$1,016,641
Unearned premium	480,124	386,279
Allowance for policy cancellations	55,500	39,623
Deferred ceding fees	23,612	18,735
Accounts payable to agents	2,448	2,564
Accounts payable to insurance companies	4,399	5,285
Subordinated debentures	44,500	52,000
Income taxes payable	1,762	—
Other liabilities	28,642	24,370
Other payables, affiliate	—	100
Total liabilities	1,850,892	1,545,597

Shareholders’ equity
Common stock, $.001 par value (150,000,000 shares authorized; 44,247,102 and 40,627,200 shares issued at December 31, 2014 and December 31, 2013, respectively)	44	41
Preferred stock, $.001 par value (10,000,000 and zero shares authorized at December 31, 2014 and December 31, 2013, respectively; no shares issued and outstanding at December 31, 2014 and December 31, 2013)	—	—
Additional paid-in capital	220,577	24,367
Retained earnings	16,108	128,830
Treasury stock (zero and 6,450,304 shares at cost at December 31, 2014 and December 31, 2013, respectively)	—	(10,000)
Accumulated other comprehensive income	4,143	2,116
Total shareholders’ equity	240,872	145,354
Total liabilities and shareholders’ equity	$2,091,764	$1,690,951

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

($ in thousands, except for per share information)

	Three Months Ended		Years Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

Revenues:
Premiums earned	$27,065	$23,945	$96,650	$84,378
Commission income	366	537	1,533	2,031
Ceding fees	12,707	10,407	45,732	32,898
Net investment income	1,440	1,235	4,841	4,901
Realized net investment gains	125	434	1,311	1,764
Other income	1,323	720	4,460	2,531
Total revenues	43,026	37,278	154,527	128,503

Expenses:
Losses and loss adjustment expenses	11,812	8,897	40,821	32,090
Commissions	1,444	245	3,882	2,378
Taxes, licenses, and fees	779	825	2,832	2,594
General and administrative	16,570	13,255	58,891	53,418
Founder special compensation	—	—	17,914	10,202
Offering-related expenses	603	—	8,833	—
Contract modification expense	—	—	17,800	—
Interest expense	509	579	2,237	2,323
Total expenses	31,717	23,801	153,210	103,005

Income before income taxes	11,309	13,477	1,317	25,498

Income taxes:
Current tax expense	7,009	412	11,514	4,845
Deferred tax benefit	(2,547)	(861)	(21,210)	(2,058)
	4,462	(449)	(9,696)	2,787
Net income	$6,847	$13,926	$11,013	$22,711

Net income per share attributable to common shareholders:
Basic earnings per share	$0.15	$0.41	$0.28	$0.66
Diluted earnings per share	0.15	0.41	0.28	0.66

Pro Forma:
Income taxes expense	$4,364	$5,140	$493	$9,725
Net income	6,945	8,337	824	15,773
Basic earnings per share	0.16	0.24	0.02	0.46
Diluted earnings per share	0.16	0.24	0.02	0.46

Program Services Segment — Results of Operations

Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
($ in thousands)	2014	2013	2014	2013

Revenues:
Premiums earned	$11	$35	$(4)	$(501)
Ceding fees	12,707	10,407	45,732	32,898
Other income	—	3	—	3
Total revenues	12,718	10,445	45,728	32,400

Expenses:
Losses and loss adjustment expenses	104	324	217	465
Commissions	3	6	2	389
Taxes, licenses, and fees	5	8	8	10
General and administrative	2,853	2,838	10,855	11,010
Total expenses	2,965	3,176	11,082	11,874

Income before income taxes	$9,753	$7,269	$34,646	$20,526

Program gross expense ratio	1.3%	1.3%	1.2%	1.6%
Gross premiums written	$216,241	$225,473	$909,501	$691,067
Gross premiums earned	$222,941	$183,223	$815,189	$562,965

Lender Services Segment — Results of Operations

Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
($ in thousands)	2014	2013	2014	2013

Revenues:
Premiums earned	$27,054	$23,910	$96,654	$84,879
Commission income	366	537	1,533	2,031
Other income	328	304	1,266	1,101
Total revenues	27,748	24,751	99,453	88,011

Expenses:
Losses and loss adjustment expenses	11,708	8,573	40,604	31,625
Commissions	1,441	239	3,880	1,989
Taxes, licenses, and fees	774	817	2,824	2,584
General and administrative	10,238	8,705	38,995	36,020
Contract modification expense	—	—	17,800	—
Total expenses	24,161	18,334	104,103	72,218

Income (loss) before income taxes	$3,587	$6,417	$(4,650)	$15,793

Adjusted pre-tax income	$3,587	$6,417	$13,150	$15,793
Reconciliation of adjusted pre-tax income:
Pre-tax income (loss)	3,587	6,417	(4,650)	15,793
Plus: Contract modification expense (1)	—	—	17,800	—
Adjusted pre-tax income	$3,587	$6,417	$13,150	$15,793

Net loss ratio	43.3%	35.9%	42.0%	37.3%
Net expense ratio	46.0%	40.8%	47.3%	47.8%
Net combined ratio	89.3%	76.7%	89.3%	85.1%

Gross premiums written	$34,646	$37,961	$124,624	$118,898
Net premiums written	$29,292	$27,563	$99,079	$87,791

(1)         In connection with the amendment to the alliance agreements with CUNA Mutual, we paid CUNA Mutual $17.8 million.  As a result, we recorded non-recurring contract modification expense of $17.8 million.

Corporate Segment — Results of Operations

Unaudited

	Three Months Ended		Years Ended
	December 31,		December 31,
($ in thousands)	2014	2013	2014	2013

Revenues:
Net investment income	$1,440	$1,235	$4,841	$4,901
Realized net investment gains	125	434	1,311	1,764
Other income	995	413	3,194	1,427
Total revenues	2,560	2,082	9,346	8,092

Expenses:
General and administrative	3,479	1,712	9,041	6,388
Founder special compensation	—	—	17,914	10,202
Offering-related expenses	603	—	8,833	—
Interest expense	509	579	2,237	2,323
Total expenses	4,591	2,291	38,025	18,913

Income (loss) before income taxes	(2,031)	(209)	(28,679)	(10,821)

Income tax expense (benefit)	4,462	(449)	(9,696)	2,787

Net income (loss)	$(6,493)	$240	$(18,983)	$(13,608)

Adjusted pre-tax income (loss)	(1,428)	(209)	(1,932)	(619)
Reconciliation of adjusted pre-tax income (loss):
Pre-tax income (loss)	(2,031)	(209)	(28,679)	(10,821)
Plus: Founder special compensation (1)	—	—	17,914	10,202
Plus: Offering-related expenses (2)	603	—	8,833	—
Pre-tax income (loss)	$(1,428)	$(209)	$(1,932)	$(619)

(1)         During the periods presented, we made special compensation payments to our co-founders and principal executive officers, Lonnie Ledbetter and Terry Ledbetter in recognition of their service to our Company.  We refer to these payments as “Founder special compensation.”  Following the completion of the private placement, we ceased paying Founder special compensation.

(2)         Offering-related expenses are non-recurring expenses related to the Company’s private placement of common stock.

###